Exhibit 1

Oi S.A - In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) 33.30029520-8

Publicly – Held Company

MINUTES OF THE 235TH BOARD OF DIRECTORS MEETING

HELD ON SEPTEMBER 20, 2019

I. DATE, TIME AND PLACE: September 20, 2019, at 6:00 p.m.

II. CALL NOTICE: Individual messages sent to the Directors.

III. QUORUM AND ATTENDANCE: All members of the Board of Directors were present and signed below  pursuant to paragraph 1 of Article 29 of the Company’s bylaws. The meeting was attended by Carlos Augusto Machado Brandão, Bernardo Winik, Claudio Moreira Goncalves, Silvio Almeida, Carlos Eduardo Medeiros, Suzana Santos and Arthur Jose Lavatori Correa, all representatives of the Company. Also attending the meeting was Mr. José Augusto da Gama Figueira, as a consultant. In accordance with the provisions of Item “c.1” of Judgment No. 226 of May 3, 2019 of the National Telecommunications Agency (Agência Nacional de Telecomunicações – Anatel), Mr. Paulo de Avelar Henrique Nicolau attended the meeting.

IV. BOARD: Chairman: Mr. Eleazar de Carvalho Filho; Secretary: Mrs. Luciene Sherique Antaki.

V. AGENDA: Change in Executive Board of Oi S.A.

VI. RESOLUTIONS:

1.

The Directors initially registered the resignation of Mr. Rodrigo Modesto de Abreu, received on this date, from the position of member of the Board of Directors of Oi S.A., to which he was elected at the General Shareholders’ Meeting held on September 17, 2018.

2.

Subsequently, the Board Members unanimously approved the election of Mr. Rodrigo Modesto de Abreu, Brazilian, married, engineer, holder of ID card no. 12.754-381 issued by the SSP-SP, registered with CPF/MF no. 116.437.828-78, resident and domiciled in the State of São Paulo (SP) with business address at Alameda Araguaia No. 2,104, 8th Floor, Alphaville, Barueri, CEP 06455-000, for the position of Director, without specific designation, with a two (2) year mandate, pursuant to paragraph 2 of article 34 of the Company’s bylaws. The Executive Officer hereby elected declares, under penalty of law, that he is not involved in any crime provided for by law that would prevent him from exercising the position for which he was appointed, and made the statement referred to in paragraph 4 of article 147 of Law 6.404/76, taking office following this act. The compensation of the new Executive Office was approved and will be made in accordance with the proposal filed with the Secretary of the Board of Directors which was prepared in accordance with the recommendation of the People, Designation and Corporate Governance Committee, which was deliberated on September 16, 2019. The proposal considered the study called “Compensation Analysis for COO position - Chief Operational Officer - Oi”, dated September 16, 2019, prepared by consulting firm Korn Ferry, in addition to the specific aspects of this hiring.

Oi S.A - In Judicial Reorganization

Minutes of the 235th Board of Directors Meeting

Held on September 20, 2019

3.

In accordance with the judgment of the Honorable Judge of the 7th Commercial  Court of the Judicial District of Rio de Janeiro, issued on August 30, 2019 on pages 93-95 in the procedural issue filed on June 6, 2019 under No. 01366795-44.2019.8.19.001, the Executive Office elected hereby shall serve as Chief Operational Officer (COO), subordinate to the Chief Executive Officer of the Company, Mr. Eurico de Jesus Teles Neto, responsible for the operation of the Company’s core business, encompassing the areas of Planning and Operational Performance, Network Management Center, Logistics and Sales and Operations Planning, Infrastructure, Client Services, Corporate, Marketing, Retail and Business, Ombudsman and Support, and also responsible for the implementation of the Oi Group Judicial Reorganization Plan following the dismissal of the current CEO, Mr. Eurico de Jesus Teles Neto. The new Director will be responsible for the operational management of the Company in order to ensure the most efficient targeting of investment resources in order to meet the challenges ahead.

4.	It was further stated that the Company’s organizational structure must be duly and immediately adjusted to make it compatible with the decisions taken at this meeting.
5.

In addition, in view of the resignation mentioned in item 1 above, the members of the Board of Directors decided to change the composition of the Transformation, Strategy and Investments Committee, established at the Board of Directors meeting held on July 12 2019, which will now include: (a) José Mauro M. Carneiro da Cunha; (b) Marcos Bastos Rocha; (c) Paulino do Rego Barros Jr; (d) Roger Solé Rafols; and (e) Wallim C. de Vasconcellos Junior. The committee will be led by the director Paulino do Rego Barros Jr, and will otherwise be unchanged.

VII. CLOSING: With nothing further to discuss, the Chairman adjourned the meeting and these minutes were drafted, read and approved and will be signed by all Board Members that were present and the Secretary. (a.a) Mr. Eleazar de Carvalho Filho (Chairman), Marcos Grodetzky (Vice-Chairman), José Mauro M. Carneiro da Cunha, Marcos Bastos Rocha, Maria Helena dos Santos Santana, Paulino Rego Barros Jr., Henrique José Fernandes Luz, Roger Solé Rafols and Wallim C. de Vasconcellos Junior.

I hereby certify that the above is an exact copy of the original excerpt extracted from the relevant book.

Rio de Janeiro, September 20, 2019.

Luciene Sherique Antaki
Secretary

Oi S.A - In Judicial Reorganization

Minutes of the 235th Board of Directors Meeting

Held on September 20, 2019